SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the registrant / /

Filed by a party other than the registrant /X/

Check the appropriate box:

          / /   Preliminary proxy statement
         / /    Definitive proxy statement
        /X/     Definitive additional materials
       / /      Soliciting material pursuant to Rule 14a-11(c) or Rule 14(a)-12


                    MEDICAL IMAGING CENTERS OF AMERICA, INC.
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                  (Name of Registrant as Specified in Charter)

                            STEEL PARTNERS COMMITTEE
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                   (Name of Person(s) filing Proxy Statement)


         Payment of filing fee (check the appropriate box):

         / /       $125 per Exchange Act Rule  0-11(c)(1)(ii),  14a-6(i)(1),  or
                   14a-6(j)(2).

        /X/ $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

       / /         Fee   computed  on  table  below  per   Exchange   Act  Rules
                   14a-6(i)(4) and 0-11.

         (1) Title of each class of securities to which transaction applies:

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         (2)       Aggregate number of securities to which transaction applies:

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         (3)       Per  unit  price  or other  underlying  value of  transaction computed pursuant to Exchange Act Rule 0-11:1

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         (4)       Proposed maximum aggregate value of transaction:
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        1Set forth the  amount on which the filing fee is  calculated and state how it was determined.

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       /X/    Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount previously paid:

         $500
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         (2)      Form, schedule or registration statement no.:

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         (3)      Filing party:

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         (4)      Date filed:

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

                          THE STEEL PARTNERS COMMITTEE
                              750 Lexington Avenue
                               New York, NY 10022


                                                          January 23, 1996


Dear Fellow Medical Imaging Shareholder:

         We are writing to you as Medical Imaging Centers of America's largest shareholder. We own ALMOST 20% (487,374 SHARES) of the Company, compared to LESS THAN 1% (2,654 SHARES) owned by the entire Board.

         Our Committee has called a special meeting of shareholders for February 26, 1996 to address key issues regarding shareholder democracy:

         o Who do you want to be in charge of the Company, its assets and its future?

         o Who should determine the share ownership of the Company -- the Board with its poison pill, or the true owners of the Company, its shareholders?

         The current Board claims to have your interests in mind and wants you to believe that Steel Partners does not. A look at the past six years - - and the most recent six weeks - demonstrates that Medical Imaging's shareholders need to remove the present Board and replace them with the Committee's nominees. SIGN, DATE AND MAIL THE ENCLOSED BLUE PROXY CARD TODAY. DON'T BE FOOLED BY THE COMPANY'S DISTORTIONS! LOOK AT THE FACTS - - AND ONLY THE FACTS.

                     THE BOARD'S TRACK RECORD IS DISASTROUS

         o A What has been the Board's track record? Based on the Company's public filings with the SEC, the sum of $100, if invested in the Company's common shares in 1989, would have been worth $6 at year end 1994. SHAREHOLDERS HAVE SUFFERED ENOUGH!

         o Why has Medical Imaging's share price improved in 1995? What changed? Starting in January 1995, Steel Partners actively began to purchase shares. Steel continued to purchase shares throughout 1995 at increasing prices, and now owns almost 20% of the Company's shares. Steel

              Partners believes its purchasing activity is the principal reason for the price increase in 1995. STEEL PARTNERS' COMMITMENT TO THE COMPANY HAS INCREASED THE VALUE OF YOUR INVESTMENT.

                THE BOARD'S PROGRAM IS CONTRARY TO YOUR INTERESTS

         The Board's program includes more than poor share performance. The Board has shown that it will go to any length to protect their jobs -- spending your money if needed -- and even using a "poison pill" to prevent shareholders, like Steel Partners, from buying stock. What are the facts?

         o The current Board has refused to redeem the "poison pill" that was adopted without shareholder approval.

         o E. Keene Wolcott, a director since 1991, resigned on January 11, 1996 in protest over the current Board's self-interested conduct. Mr. Wolcott's letter to the Board says it best: "ANTI-TAKE-OVER STRATEGIES (POISON PILLS) ARE CONTRARY TO DEMOCRATIC CAPITALISM AND ARE NOT IN THE BEST INTEREST OF THE STOCKHOLDERS."

         o Steel Partners agrees. You should, too! VOTE OUT THE "POISON PILL" DIRECTORS!

         o The current Board has responded to Steel Partners lawful request for a meeting of shareholders with costly litigation and high priced "consultants". In just a short time, the Company has spent $200,000 to "fight" Steel Partners' simple proposal that shareholders vote now on the Company's future -- AND THE CURRENT BOARD HAS ANNOUNCED THAT IT MAY SPEND AN ADDITIONAL $300,000, OR MORE.

         o Did the Board fight this hard from 1989 to 1994 to reverse the downward slide in the price of your shares? If management owned more than 2,654 shares, would management spend their money to interfere with corporate democracy? We don't think so. VOTE OUT THE "SPEND OTHER PEOPLE'S MONEY" DIRECTORS!

         o    The Board has approved  "golden  parachutes" and salary  increases
              for  the   officer/directors  and  options  and  warrants  to  all
              directors. VOTE OUT BOB MUEHLBERG AND HIS DIRECTORS!

               DON'T BE FOOLED BY THE BOARD'S SMOKESCREEN TACTICS

         o The current Board claims to have faith in its business plan for the Company and asks for our support. But if the current Board believed in its own program, then why

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

              haven't they purchased a single share in over two years? The Board has demonstrated its lack of confidence in their own business strategy. DON'T BE FOOLED BY THE BOARD'S PROMISE TO DO BETTER!

         o The Board claims that Steel Partners should accept its proposal to restrict its representation to two seats on a seven-person board -- even though 100% of the Board is now controlled by directors who own less than 1% of the Company's shares. The real issue is who do you want as steward for the Company and its assets? DON'T BE FOOLED BY THE BOARD'S PHONY MATHEMATICS.

         o The Board claims that Steel Partners will act contrary to the interests of other shareholders. Who do you think is more likely to protect YOUR interests in the ---- Company, Steel Partners, whose investment in the Company is valued at approximately $4.3 million, or the current Board which owns 2,654 shares? STEEL PARTNERS' INTERESTS ARE THE SAME AS YOURS - - TO SEE THE PRICE OF MEDICAL IMAGING SHARES INCREASE.

         o The Board claims that Steel Partners has accepted greenmail in the past. This is a lie. STEEL PARTNERS HAS NEVER RECEIVED A GREENMAIL PAYMENT, OR ANY SIMILAR PREFERENTIAL PAYMENT.

         o Steel Partners has neither requested and would not accept any greenmail payment from the Company. DON'T BE FOOLED BY THE CURRENT BOARD'S SMOKESCREEN CHARGES.

                      VOTE FOR THE STEEL PARTNERS' NOMINEES

              AS DESCRIBED IN THE ENCLOSED PROXY STATEMENT, STEEL PARTNERS HAS A HISTORY OF MAXIMIZING THE VALUE FOR ALL SHAREHOLDERS IN COMPANIES IN WHICH IT HAS INVESTED. The Committee is committed to providing Medical Imaging shareholders with a chance to determine if the current Board of Directors or Steel Partners' nominees should have an opportunity to maximize shareholder value. We invite you to read our enclosed proxy statement carefully, which contains further details about the reasons for our solicitation and the backgrounds of our nominees.

                         VOTE YOUR BLUE PROXY CARD TODAY

              Please mark, sign, date and mail the Committee's BLUE proxy card in the enclosed postage-paid envelope provided.

              If you have questions or comments, please call the Committee directly at (212) 446-5217 or call MacKenzie Partners, Inc., which is assisting the Committee with this transaction, toll-free at (800) 322-2885. We would be pleased to discuss our

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


slate and plans for the Company with you or to instruct you on how to make sure your shares are voted.

              We appreciate your consideration of our slate and plans for Medical Imaging.

                                  On behalf of the Steel Partners Committee,

                                  Sincerely,

                                  /S/ WARREN LICHTENSTEIN
                                  -----------------------
                                      Warren Lichtenstein


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